Exhibit 99.1

Iron Mountain Reports First Quarter 2012 Financial Results

  Q1 2012 results in line with expectations supported by 3% constant currency storage revenue growth
  Company continues to drive higher returns in the International Business segment with 15% constant currency Adjusted OIBDA growth
  Company achieves market leadership position in Brazil with the acquisition of Grupo Store
  Company increases guidance to add impact of Brazilian acquisition for the balance of the year

BOSTON--(BUSINESS WIRE)--April 26, 2012--Iron Mountain Incorporated (NYSE: IRM), the information management company, today announced its financial results for the first quarter ended March 31, 2012. The Company reported solid operating results for the quarter in line with expectations, including total revenues of $746 million and Adjusted OIBDA of $221 million. Adjusted EPS for the quarter was $0.29 per share ($0.35 per share on a reported basis). Continued strong results in the International Business segment, including constant currency revenue growth of 5% and Adjusted OIBDA growth of 15%, were a key driver of the overall financial performance in the quarter. In April 2012, the Company expanded its operations in the high-growth Brazilian market with the acquisition of Sao Paolo-based Grupo Store (“Store”). The Company is reiterating its guidance for full-year 2012 and adding the impact of the Brazilian acquisition to this outlook.

“2012 is off to a good start supported by continued solid storage revenue growth,” said Richard Reese, Iron Mountain’s Chairman and Chief Executive Officer. “North America performed as planned, sustaining high returns and our overall financial performance was again highlighted by strong results in our International business. We drove higher Adjusted OIBDA margins in that segment, supported by strong gains in Latin America and Western European markets. Consistent with our strategy to attain market leadership in high-growth emerging markets, we acquired Store, a leading records management business in Brazil. This is a great business in an important market that will help drive growth and returns in our international business.”

Iron Mountain’s first quarter 2012 results met expectations as the underlying business trends remained consistent. Revenue for the quarter was $746 million, a 1% increase (constant currency) compared to the same prior year period. Storage growth, a key driver of revenue performance, was sustained at 3% on a constant currency basis, supported by strong performance in our International Business segment and consistent volume and price trends in North America. On the service side, we continued to see strong growth in our hybrid services with additional growth coming from increased project revenues. Activity-based services, particularly in North America, declined moderately, as expected. Commodity-based revenues also impacted total revenue performance as a 31% year-over-year decline in average recycled paper prices in the first quarter of 2012 more than offset increased revenues from fuel surcharges. Unfavorable foreign currency rate changes reduced reported revenues by approximately 1%. Our Adjusted OIBDA margin increased 40 basis points in the first quarter of 2012 compared to the same prior year period, driven by profit gains in our International Business segment.

Three-year Strategic Plan Update

In April 2011, we announced a new three-year strategic plan. The plan contained three key areas of operating focus: (i) sustain cash flows and leadership in the North American Business segment, (ii) drive substantial improvements in our attractive, growing international portfolio and (iii) focus on our core physical business.

We continue to advance our strategic plan and achieve key milestones, including driving higher returns in our International Business segment, establishing a leadership position in a key emerging market (Brazil) and completing the first $1.2 billion phase of our $2.2 billion stockholder payout commitment. The International Business segment reported strong constant currency revenue growth rates of 5% for total revenue and 7% for storage revenue compared to the first quarter of 2011. Adjusted OIBDA increased 15% (constant currency) in this segment, keeping us on track to achieve our goal of 700 basis points of margin expansion by the end of 2013.

Investing in high-growth, high-potential markets such as Brazil is key to our strategy for substantial improvement in our attractive international portfolio. Our recently completed acquisition of Sao Paolo-based Store is consistent with that strategy and establishes us as a leading records management company in this important international market. Strong revenue growth and expected post-integration margin expansion will help drive returns in the International Business segment beyond this year.

Financial Review Q1/2012

Iron Mountain reported revenues of $746 million in the first quarter of 2012, flat compared to the same prior year period. Constant currency revenue growth was 1%. Unfavorable foreign currency rate changes reduced reported revenues by approximately 1%. Consistent storage revenue growth was driven by sustained 2% and 7% constant currency growth in the North American and International Business segments, respectively. Global records management net volumes increased by more than 1% over prior year levels, in line with recent quarterly performance. Service revenue growth was (2)% in the first quarter of 2012 on a constant currency basis. Strong hybrid revenue performance and increased revenues from projects were more than offset by expected declines in activity-based core service revenues, primarily in North America, consistent with prior quarters, and lower recycled paper prices. The decrease in paper prices drove a $5 million reduction in revenues and Adjusted OIBDA.

Gross profit was $431 million, or 57.8% of revenues, for the first quarter of 2012 compared to $430 million, or 57.6% of revenues, for the same prior year period. Storage gross margins improved by 240 basis points year-over-year due primarily to lower occupancy costs. Service gross margins were down year-over-year due to decreased recycled paper revenues, the reclassification of certain overhead expenses to cost of sales, as previously disclosed, and the growth of lower margin businesses, including our hybrid services. Adjusted OIBDA was $221 million for the first quarter of 2012, or 29.5% of revenues. Strong profit growth in our International Business segment was a key driver of overall Adjusted OIBDA margin performance.

Overhead cost control, including benefits from international cost improvement initiatives, and the reclassification of certain overhead expenses to cost of sales, drove a 1% decrease in selling, general and administrative costs compared to the first quarter of 2011. Included in overhead expense is approximately $2 million related to the work of the special committee of the board of directors formed to evaluate ways to maximize value through alternative financing, capital and tax strategies—including the evaluation of a possible conversion to a real estate investment trust.

Adjusted OIBDA, Adjusted EPS and FCF are non-GAAP financial measures. Please see Appendix B of this press release for definitions of these terms and a reconciliation of each non-GAAP measure to its most comparable GAAP measure.

Income from continuing operations was $61 million for the quarter, or $0.35 per diluted share, compared to $81 million, or $0.40 per diluted share, for the first quarter of 2011. The decrease was primarily due to higher interest expense related to higher debt levels in support of our stockholder payout program and a higher effective tax rate.

The structural tax rate for the first quarter was 39%, as expected. Including the impact of discrete tax items, primarily related to foreign exchange rate changes, the effective tax rate for the quarter was approximately 29%. Adjusted EPS for the first quarter of 2012 was $0.29 per diluted share, compared to $0.28 for the prior year period. The per share benefits of the lower shares outstanding in the first quarter of 2012 compared to the prior year period was offset by increased interest expense.

Capital expenditures excluding real estate in the first quarter of 2012 totaled $32 million, or 4.3% of revenues. Historically, capital spending is lower in the beginning of the year and increases over the course of the full year. We are currently spending to our plan and expect to meet our full-year targets as discussed below. We spent $1 million on real estate during the first quarter of 2012.

The Company’s FCF for the quarter ended March 31, 2012 was $23 million compared to $58 million for the quarter ended March 31, 2011, primarily reflecting lower income from continuing operations and higher accrued incentive compensation payouts compared to lower prior year levels. As of March 31, 2012, the Company had $707 million of liquidity, including cash of $178 million and availability under its revolving credit facility of $529 million.

The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.5x at March 31, 2012, at the midpoint of our target 3x to 4x leverage range. This ratio is below the covenant limitation of 5.5x included in our senior credit facility.

Acquisitions

In April 2012, the Company acquired Store, a leading information management business based in Sao Paolo, Brazil, for approximately $80 million in cash.

Dividends and Share Repurchases

On March 8, 2012, Iron Mountain’s board of directors declared a quarterly dividend of $0.25 per share for stockholders of record as of March 23, 2012, which was paid on April 13, 2012. During the first quarter of 2012, the Company repurchased 1.1 million of its common shares for an aggregate purchase price of $35 million. As of March 31, 2012, the Company had repurchased a total of 37.7 million of its common shares for a total cost of approximately $1.1 billion since it began its share repurchase program in March 2010. As of March 31, 2012, there was approximately $66 million remaining under the existing authorization for future share repurchases.

As part of its three-year strategic plan, the Company announced its intention to return $2.2 billion in cash to stockholders by the end of 2013, with $1.2 billion being paid out by May 2012. Through March 31, 2012, the Company has returned $1.1 billion to stockholders against these commitments, including $0.1 billion in ordinary dividends and $1.0 billion in share repurchases. The Company completed the first $1.2 billion phase of its payout commitment with its regular quarterly dividend paid in April 2012.

Financial Performance Outlook

We are reiterating our full-year 2012 financial guidance and adding the impact of the Store acquisition in Brazil. We are planning for consistent revenue growth trends, excluding impacts from recent declines in recycled paper prices. Supported by consistent storage internal growth of approximately 3%, we are expecting underlying internal growth to be between 1% and 3%, consistent with 2011 internal growth of 2%. A 31% decline in paper prices compared to the average for 2011 is projected to reduce our internal growth rates by approximately 2% to a range of (1)% to 2%. Moderate declines in North American core service activities and lower paper prices will constrain service revenue growth and partially offset storage revenue gains. At recent rates, foreign currency exchange rates are expected to decrease reported revenue growth by approximately 1%. Our outlook for constant currency Adjusted OIBDA growth (excluding the impact of lower paper prices) is between 1% and 5%. Lower paper prices are expected to have a (5)% impact on Adjusted OIBDA growth. We expect this decline will be partially offset by continued Adjusted OIBDA margin expansion in our International Business segment and sustained high returns in North America. As a result of the Store acquisition, we are adding $25 million to our revenue outlook and $5 million to our capital spending outlook. There will be no impact on Adjusted OIBDA as operating profits will be offset by integration expenses in 2012.

Adjusted EPS for 2012 is expected to be in the range of $1.20 to $1.36. The per share benefit of fewer shares outstanding in 2012 will be offset by lower Adjusted OIBDA as described above and higher interest expense due to increased leverage in support of our stockholder payout program. The calculation of Adjusted EPS assumes a 39% structural tax rate and 172 million shares outstanding. The Company expects capital expenditures for the year to be approximately $220 million, including an estimated $25 million for real estate. As a percent of revenues, capital expenditures excluding real estate are expected to be slightly lower than 2011. Our outlook is for FCF to be in the range of $320 million to $360 million. Lower Adjusted OIBDA, higher interest and tax payments and the impact of high year-end capital accruals will constrain FCF in 2012. The increase in cash tax payments is due primarily to changes in the tax law.

This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures (dollars in millions):

	Year Ending December 31, 2012		Constant Currency % Growth vs. 2011		Constant Currency % Growth (ex Paper(1)) vs. 2011
	Low	High	Low	High	Low	High
Revenues	$2,990	$3,070	0%	3%	2%	4%
Adjusted OIBDA	$890	$930	(4)%	0%	1%	5%
Adjusted EPS	$1.20	$1.36
FCF	$320	$360
Capital Expenditures	~$220

(1) Excluding the impact of changes in recycled paper prices

Iron Mountain’s conference call to discuss its first quarter 2012 financial results and full year 2012 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more, for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2012 financial performance outlook and statements regarding our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our (1) expected increase in our Adjusted OIBDA margins in our International Business segment, (2) commitment to future stock repurchases and dividend payments, (3) the impact of the Store acquisition; (4) expected divestiture of the Italian business, and (5) expected target leverage ratio. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others: (i) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (ii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information; (iii) changes in the price for our services relative to the cost of providing such services; (iv) changes in customer preferences and demand for our services; (v) the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies; (vi) the cost or potential liabilities associated with real estate necessary for our business; (vii) the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.; (viii) changes in the political and economic environments in the countries in which our international subsidiaries operate; (ix) the failure to consummate the sale of our Italian business; (x) claims that our technology violates the intellectual property rights of a third party; (xi) the impact of legal restrictions or limitations under stock repurchase plans on price, volume or timing of stock repurchases; (xii) the impact of alternative, more attractive investments on dividends or stock repurchases; (xiii) our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xiv) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and (xv) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors” and other documents that the Company files with the Securities and Exchange Commission from time to time. Except as required by law, the Company undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)	Q1/2011	Q1/2012	Inc (Dec)
Revenues	$746	$746	0%

Gross Profit (excluding D&A)	$430	$431	0%
Gross Margin %	57.6%	57.8%

Adjusted OIBDA	$217	$221	1%
Adjusted OIBDA Margin %	29.1%	29.5%

Operating Income	$138	$142	3%
Interest Expense, net	$49	$59	21%

Provision for income taxes	$17	$25	51%
Effective tax rate	17.1%	29.3%

Income from Continuing Operations	$81	$61	(25)%
Net Income Attributable to Iron Mountain	$73	$55	(25)%
EPS from Continuing Operations – Diluted	$0.40	$0.35
Adj. EPS from Continuing Operations – Diluted	$0.28	$0.29	4%

Major Components of Other Income (Expense), net:
Foreign Exchange Rate Gains (Losses)	$3	$3
Debt Extinguishment Gains (Losses)	$1	$--
Gain on Poland acquisition	$5	$--

Components of Revenue Growth:	Q1/2012
Storage internal growth rate	3%
Core service internal growth rate	0%
Core revenue internal growth rate	2%
Complementary service internal growth rate	(9)%
Total internal growth rate	1%
Impact of acquisitions/divestitures	0%
Impact of foreign currency and other	(1)%
Total revenue growth	0%

Columns may not foot due to rounding

The Company’s internal growth rates represent the weighted average, year-over-year revenue growth rates excluding the effects of foreign currency exchange rate fluctuations, acquisitions and divestitures, and certain other unusual items.

The Company’s core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring hybrid services and recurring project revenues.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes.

Growth Rates	Three Months Ended March 31, 2012
	As Reported	Constant Currency
Revenues	0%	1%
Adjusted OIBDA	1%	2%
Depreciation and Amortization	(3)%	(2)%
Operating Income	3%	4%

The Company conducts business in more than 35 countries on five continents. As such, a considerable amount of our revenues and expenses are denominated in foreign currencies. The Company’s international results are subject to fluctuations based on the changes in foreign currency rates. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis. The constant currency growth rates are calculated by translating the 2011 results at the 2012 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation and Amortization, or Adjusted OIBDA

Adjusted OIBDA is defined as operating income before depreciation, amortization, impairment charges, and (gain) loss on disposal/write-down of property, plant and equipment, net. We use Adjusted OIBDA as an integral part of our planning and reporting systems and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities – Continuing Operations less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash that may be used for reinvestment in the business, discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to our stockholders and voluntary prepayments of indebtedness.

Adjusted Earnings Per Share from Continuing Operations, or Adjusted EPS

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (1) (gain) loss on the disposal/write-down of property, plant and equipment, net; (2) intangible impairments; (3) other (income) expense, net; and (4) tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results, and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and income from continuing operations (in millions):

	Three Months Ended March 31,
	2011	2012
Adjusted OIBDA	$217	$221
Less: (Gain)Loss on disposal/write-down of PP&E, net	--	1
Intangible impairments	--	--
Depreciation and Amortization	80	78
Operating Income	$138	$142
Less: Interest Expense, net	49	59
Other (Income) Expense, net	(9)	(3)
Provision for Income Taxes	17	25
Income from Continuing Operations	$81	$61

Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities from Continuing Operations (in millions):

	Three Months Ended March 31,
	2011	2012
Free Cash Flows Before Acquisitions and Discretionary Investments	$58	$23
Add: Capital Expenditures (excluding real estate), net	49	53
Additions to Customer Acquisition Costs	3	3
Cash Flows from Operating Activities from Continuing Operations	$110	$79

Columns may not foot due to rounding.

Adjusted EPS from Continuing Operations – FD reconciled to Reported EPS from Continuing Operations – FD:

	Three Months Ended March 31,
	2011	2012
Adjusted EPS from Continuing Operations – FD	$0.28	$0.29
Less: (Gain) Loss on disposal/write-down of PP&E, net	--	--
Intangible impairments	--	--
Other (Income) Expense, net	(0.04)	(0.02)
Tax impact of reconciling items and discrete tax items	(0.08)	(0.04)
Reported EPS from Continuing Operations – FD	$0.40	$0.35

Weighted average common shares outstanding – Diluted (000s)	201,251	172,223

Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands except Per Share Data) (Unaudited)

	Three Months Ended March 31,
	2011	2012
REVENUES:
Storage	$415,705	$425,341
Service	330,304	321,157

Total Revenues	746,009	746,498

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	315,955	315,298
Selling, General and Administrative	212,755	210,660
Depreciation and Amortization	80,163	78,008
(Gain) Loss on Disposal/Write-down of Property, Plant and Equipment, Net	(464)	719

Total Operating Expenses	608,409	604,685

OPERATING INCOME	137,600	141,813

INTEREST EXPENSE, NET	48,618	58,784
OTHER INCOME, NET	(8,958)	(3,304)

Income from Continuing Operations before Provision
for Income Taxes	97,940	86,333

PROVISION FOR INCOME TAXES	16,764	25,260
INCOME FROM CONTINUING OPERATIONS	81,176	61,073
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(6,557)	(5,093)
NET INCOME	74,619	55,980

Less: Net Income Attributable to the Noncontrolling Interests	1,159	630

Net Income Attributable to Iron Mountain Incorporated	$73,460	$55,350

EARNINGS (LOSSES) PER SHARE – BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.41	$0.36
TOTAL LOSS FROM DISCONTINUED OPERATIONS	$(0.03)	$(0.03)
Net Income Attributable to Iron Mountain Incorporated	$0.37	$0.32
EARNINGS (LOSSES) PER SHARE – DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.40	$0.35
TOTAL LOSS FROM DISCONTINUED OPERATIONS	$(0.03)	$(0.03)
Net Income Attributable to Iron Mountain Incorporated	$0.37	$0.32

DIVIDENDS DECLARED PER COMMON SHARE	$0.1875	$0.2500
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	200,228	171,320
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	201,251	172,223

Adjusted Operating Income before Depreciation, Amortization
and Intangible Impairments	$217,299	$220 540

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands) (Unaudited)

	December 31, 2011	March 31, 2012
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$179,845	$178,293
Restricted Cash	35,110	35,112
Accounts Receivable (less allowances of $23,277 and $23,206, respectively)	543,467	558,357
Other Current Assets	148,772	152,943
Assets of Discontinued Operations	7,256	7,294
Total Current Assets	914,450	931,999

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,232,594	4,244,184
Less: Accumulated Depreciation	(1,825,511)	(1,841,526)
Property, Plant and Equipment, net	2,407,083	2,402,658

OTHER ASSETS:
Goodwill, net	2,254,268	2,282,621
Other Non-current Assets, net	465,457	469,344
Total Other Assets	2,719,725	2,751,965

Total Assets	$6,041,258	$6,086,622

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$73,320	$63,229
Other Current Liabilities	772,393	707,052
Liabilities of Discontinued Operations	3,317	7,859
Total Current Liabilities	849,030	778,140

LONG-TERM DEBT, NET OF CURRENT PORTION	3,280,268	3,390,447
OTHER LONG-TERM LIABILITIES	657,704	649,232
COMMITMENTS AND CONTINGENCIES
TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,245,688	1,259,616
NONCONTROLLING INTERESTS	8,568	9,187

TOTAL EQUITY	1,254,256	1,268,803

Total Liabilities and Equity	$6,041,258	$6,086,622

CONTACT:
Investor Relations Contact:
Iron Mountain Incorporated
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com